UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2018

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On February 26, 2018, ViewRay, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Prior 8-K”) to report that the Company, Fosun International Limited and its wholly-owned subsidiary (“Fosun”) had entered into a Securities Purchase Agreement dated as of February 25, 2018 (the “Prior Agreement”) pursuant to which the Company had agreed to issue and sell to Fosun 7,090,581 shares of the Company’s common stock and warrants to purchase 1,418,116 shares of the Company’s common stock.

This Form 8-K/A is being filed as an amendment to the Prior 8-K to report that, on March 5, 2018, the Company and Fosun agreed to amend and restate the Prior Agreement (as amended and restated, the “Amended Agreement”) to provide that the Company would issue and sell to Fosun 3,000,581 shares of newly designated Series A Convertible Preferred Stock of the Company in lieu of the same number of shares of the Company’s common stock. As a result, the total securities to be issued and sold under the Amended Agreement were 4,090,000 shares of the Company’s common stock, 3,000,581 shares of the Company’s Series A Convertible Preferred Stock and warrants to purchase 1,418,116 shares of the Company’s common stock. The purchase price for each share of the Series A Convertible Preferred Stock is $8.31, equal to the purchase price of a share of the Company’s common stock in the transaction. The other terms of the Prior Agreement remained substantially unchanged, including that there was no change in the gross proceeds to the Company, the purchase price of each share of common stock or the amount, purchase price, exercise price and other terms of the warrants. The closing of the transaction occurred on March 5, 2018. Immediately after the closing, Fosun held approximately 15.0% of the Company’s outstanding shares of common stock (without giving effect to any exercise of the warrants or conversion of the Series A Convertible Preferred Stock). If the warrants purchased in this transaction were fully exercised and the shares of Series A Convertible Preferred Stock were fully converted immediately following the closing of the offering, Fosun would own approximately 19.9% of the Company’s shares of common stock. The Company and Fosun intend to make filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the transaction.

Pursuant to the Amended Agreement and the Amended and Restated Certificate of Incorporation of the Company, the Board of the Directors approved, and on March 5, 2018, the Company filed, a Certificate of Designations setting forth the rights, powers and privileges of the Series A Convertible Preferred Stock. The Certificate of Designations provides that each share of the Series A Convertible Preferred Stock shall have the same rights, powers and privileges as a share of the Company’s common stock, including, without limitation, that they will vote together as a single class on an as-converted basis on all matters presented to the common stockholders (except as set forth below) and will rank equally with respect to any dividend, liquidation, winding-up or dissolution of the Company, except that (a) the holders of the Series A Convertible Preferred Stock shall not be entitled to vote their shares of Series A Convertible Preferred Stock in any election of directors of the Company, (b) the holders of the Series A Convertible Preferred Stock shall have the right to convert such shares at their option into an equal number of shares of the Company’s common stock (subject to customary anti-dilution adjustments for splits, combinations and similar events) and (c) each share of Series A Convertible Preferred Stock shall automatically be converted into one share of the Company’s common stock (subject to customary anti-dilution adjustments for splits, combinations and similar events) upon its transfer by the original holder to any person not affiliated with such holder.

The foregoing description of the transaction is a summary only and is qualified in its entirety by reference to the Amended Agreement, the form of the warrants and the Registration Rights Agreement entered into in connection with the transaction, each of which will be filed as exhibits to the Company’s next Annual Report on Form 10-K, and the Certificate of Designations for the Series A Convertible Preferred Stock, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 3.03 Material Modifications to Rights of Security Holders

The information contained in Item 1.01 is hereby incorporated by reference. The Certificate of Designations became effective on March 5, 2018 and is filed as Exhibit 3.1 to this report, and is incorporated herein by reference. The form of the Series A Convertible Preferred Stock Certificate is filed as Exhibit 3.2 to this report, and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained in Item 1.01 is hereby incorporated by reference. The Certificate of Designations became effective on March 5, 2018 and is filed as Exhibit 3.1 to this report, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of ViewRay, Inc.

3.2	Form of Series A Convertible Preferred Stock Certificate

5.1	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Date: March 7, 2018	By:	/s/ Ajay Bansal
	Name:	Ajay Bansal
	Title:	Chief Financial Officer